Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-192338 and No. 333-194653) and on Form S-8 (No. 333-127179 and No. 333-186854) of National Health Investors, Inc. of our report dated February 15, 2016, with respect to the consolidated financial statements of Senior Living Communities, LLC as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, included in this Annual Report on Form 10-K, as amended (Form 10-K/A).

/s/ Moyer, Smith & Roller, P.A.

Charlotte, North Carolina
February 26, 2016